UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Ohio Legacy Corp

(Name of Registrant as Specified in its Charter)

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OHIO LEGACY CORP

305 WEST LIBERTY STREET

WOOSTER, OHIO 44691

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

The 2004 Annual Meeting of Shareholders of Ohio Legacy Corp will be held at the Wooster Country Club at 1251 Oak Hill Road, Wooster, Ohio, on April 22, 2004, at 10:00 a.m. for the following purposes:

1.	To elect five Class III directors to serve until the 2007 Annual Meeting and until their successors are elected and qualified.

2.	To consider and approve an amendment to the Company’s Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan (Stock Ownership Plan) to increase the number of authorized shares under the Stock Ownership Plan eligible for issuance to employees and to non-employee directors of the Company to 400,000 shares.

3.	To act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

Shareholders of record as of close of business on March 1, 2004, are entitled to notice of and to vote at the Annual Meeting.

Whether you expect to attend the meeting or not, please mark, date, sign and return the enclosed proxy in the enclosed, self-addressed envelope as promptly as possible. You have the option to revoke your proxy at any time prior to the Annual Meeting regardless of your voting method, or to vote your shares personally on request if you attend the meeting.

By Order of the Board of Directors

Daniel H. Plumly
Secretary and Chairman

March	10, 2004

OHIO LEGACY CORP

305 WEST LIBERTY STREET

WOOSTER, OHIO 44691

PROXY STATEMENT

VOTING INFORMATION

The accompanying proxy is solicited by the Board of Directors of the Company and will be voted in accordance with the instructions given, unless revoked. If no direction is indicated, such shares will be voted in favor of all the proposals set forth in this Proxy Statement and in favor of the election to the Board of Directors of the nominees named in this Proxy Statement. A shareholder may revoke his or her proxy without affecting any vote previously taken by giving notice to Secretary of the Company in writing or by voting in person at the Annual Meeting.

The record date for determination of shareholders entitled to vote at the Annual Meeting is March 1, 2004. On that date, the number of outstanding common shares of the Company was 2,119,000, without par value. Each shareholder will be entitled to one vote per share on all matters to be submitted at the Annual Meeting. Shareholders representing the majority of the then outstanding shares entitled to vote at the Annual Meeting shall constitute a quorum. An abstention will be considered present at the meeting for purposes of determining a quorum, but will not be counted as voting for or against the issue to which it relates.

The approximate date upon which this Proxy Statement and proxy will first be mailed to shareholders is March 10, 2004. All costs associated with the solicitation of proxies will be paid by the Company. Proxies will be solicited primarily by mail, but certain officers and employees of the Company, or its subsidiary, Ohio Legacy Bank, N.A., may solicit proxies, personally or by telephone, without additional compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company presently consists of 13 members divided into three classes, designated as Class I, Class II and Class III, with Class I and II currently consisting of four directors and Class III currently consisting of five directors. The directors in each class are elected for terms of three years so that at each Annual Meeting the term of office of one class of directors expires. The terms of office of the five Class III directors of the Company will expire on the day of the 2004 Annual Meeting, upon the election of their successors.

Proxies solicited pursuant to this Proxy Statement granting authority to vote on the election of directors will be voted for the election of the following Class III directors, whose present terms of office will expire at the meeting, to serve for three-year terms expiring in 2007 and until their successors are elected and qualified: D. William Allen, Scott J. Fitzpatrick, Randy G. Jones, Michael D. Meenan and Steven G. Pettit.

All nominees have consented to be named in this Proxy Statement and have agreed to serve if elected. If, prior to election, any nominee becomes unable or unwilling to serve, and the number of directors is not decreased accordingly, proxies will be voted for such other nominee as the Board of Directors may select. However, the Company has no reason to believe that any of the nominees will not be available. Information is set forth below regarding the principal occupation of each nominee for director and each director who will continue in office after the Annual Meeting.

The nominees who receive the greatest number of votes for the director positions to be filled will be elected to those positions.

The Board of Directors recommends that you vote FOR election of the Company’s nominees for director.

Nominees to the Board of Directors

Class III - Term ending in 2007

D. WILLIAM ALLEN (52)

Director since 1999, Independent

Mr. Allen is the Chief Executive Officer of Bocko Inc., a custom injection molder in North Canton. Mr. Allen also is President of SPC Realty Company, a real estate investment company. From 1994 to 1997, Mr. Allen served as the President, Chief Operating Officer and owner of Service Packaging Corporation. Mr. Allen currently serves as President of Congress Lake Club and as Secretary of the Board of Governors of Mercy Medical Hospital. Mr. Allen is also involved with the Pro Football Hall of Fame Festival, where his involvement spans 28 years, and served as its General Chairman in 1993. Mr. Allen served as Chairman of the Board of Trustees of the Greater Canton Chamber of Commerce in 2002 and is currently serving as its Treasurer. He also served as President of Meals on Wheels of Stark and Wayne Counties in 1999 and 2000.

SCOTT J. FITZPATRICK (51)

Director since 1999, Independent

Since 1973, Mr. Fitzpatrick has served as a partner in Fitzpatrick Enterprises in Canton, Ohio. Mr. Fitzpatrick is primarily involved in the development of commercial real estate for his own portfolio.

RANDY G. JONES (48)

Director since 2001

Since 1979, Mr. Jones has served as President and owner of R&L Jones Trucking, Inc., a long-distance trucking company. He has also served as President and 50% owner of Snyder Brothers Sales & Service, Inc., since 1981, which sells new and used trucks and trailers.

MICHAEL D. MEENAN (50)

Director since 1999, Independent

Since 1989, Mr. Meenan has served as the President and owner of Riverview Industrial Wood Products, Inc., which is based in Wooster. He graduated from Kent State University in 1976 with a Bachelor’s degree in Business Administration. Mr. Meenan is a member and past President of the Wooster All Sports Booster Club and has served on the Wooster City Charter Review Commission.

STEVEN G. PETTIT (46)

Director since 1999, Employee Director

Mr. Pettit is Senior Loan Officer and President - Stark County Region, Ohio Legacy Bank, N.A. Mr. Pettit has 18 years of commercial banking experience in a diverse number of lending positions in both Stark and Wayne Counties. From February to September 1999, Mr. Pettit held the position of Senior Vice President, Senior Loan Officer for two regions of FirstMerit Bank, N.A. From March 1996 to February 1999, Mr. Pettit held the same position at Signal Bank, N.A., a $1.8 billion financial institution. From January 1994 to March 1996, Mr. Pettit served as Manager of Commercial Lending for FirstMerit. Mr. Pettit graduated from the University of Tennessee with a B.S. degree in Business Administration and from Ashland University with an MBA in Executive Management. Mr. Pettit has been a resident of the Canton area his entire life and has been active in various social and civic activities, including Meals on Wheels of Stark and Wayne Counties, Mercy Medical Center, Boy Scouts of America and Plain Local Schools.

Directors Continuing in Office

Class II Continuing Directors - Term ending in 2005

ROBERT F. BELDEN (age 56)

Director since 1999, Independent

Since 1995, Mr. Belden has served as the President of the Belden Brick Company, a company based in Canton since 1885. From 1983 to 1995, Mr. Belden served as the Vice President of Marketing for Belden Brick. Mr. Belden served as a director of Signal Corporation and Signal Bank, N.A., from 1988 to 1999. He graduated from the University of Notre Dame in 1969 with a B.S. degree in Mathematics and then graduated from the University of Michigan Graduate School of Business in 1971. Mr. Belden has been very active in community affairs including the American Red Cross, Canton Regional Chamber of Commerce, Junior Achievement of Stark County, Stark County Foundation and others.

GREGORY A. LONG (age 54)

Director since 1999, Independent, Audit Committee Financial Expert

Mr. Long is a licensed CPA with over 30 years experience as an accountant. He graduated from Kent State University in 1971. Mr. Long currently serves as the President of Long, Cook & Samsa, Inc., CPA’s of Wooster. Mr. Long is actively involved as a board member and President of the Wayne County Historical Society and is the past President of Buckeye Council, Inc., Boy Scouts of America. He is also a Treasurer of the Rotary Club and Wooster Area Chamber of Commerce, a coach and board member of Wooster Youth Baseball and is Troop Committee Chairman of Boy Scout Troop 61 of Wooster. Mr. Long is retired from the Army Reserve as a Lieutenant Colonel.

BENJAMIN M. MAST (age 51)

Director since 2001, Independent

Since 1978, Mr. Mast has served as President of B-L Transport Inc. He is also the founder and, since 1990, has served as President of Holmes County Amish Flea Market, Inc. Mr. Mast is the President of Mast Holdings and serves as the President of the Ohio Flea Market Association, a director of Holmes County Tourism Commission and a member of the East Holmes Building Council.

THOMAS W. SCHERVISH (age 63)

Director since 1999, Independent

Since 1968, Mr. Schervish has been the owner and President of Stark Management Services, Inc. The company provides bookkeeping, management and consulting services to restaurants and other local businesses. He graduated from the University of Detroit with a B.S. in Marketing. Mr. Schervish is very active in community affairs, serving the Pro Football Hall of Fame Board, the Stark Development Board, Canton Rotary Club, Junior Achievement, Downtown Canton Redevelopment Organization, Stark Community Foundation and several others.

Class I Continuing Directors - Term ending in 2006

WILLIAM T. BAKER (age 50)

Director since 2001

Mr. Baker has served as President of Multi Products Co. since 1978. He is the co-founder of Share-a-Christmas of Holmes Co., Chairman of West Holmes Stadium Project, Co-Chairman of the Knights Track Project, Chairman of Rails to Trails of Holmes County, a member of the board of Ohio to Erie Trail, a member of the Society of Petroleum Engineers and past President of the Holmes County Chamber of Commerce. Mr. Baker received a B.S. in Agriculture from The Ohio State University in 1975.

J. EDWARD DIAMOND (age 65)

Director since 1999, Independent

Mr. Diamond, a private investor since 1984 in the Canton area, is the retired Chairman of Glendale Oxygen Company, a Canton-based supplier of cryogenic gases and welding supplies. He has served on the boards of Arrowhead Country Club, The Canton Club, The Canton Ballet and The Canton Symphony Orchestra Association. He is a graduate of the University of Virginia and has been a lifelong Canton resident.

L. DWIGHT DOUCE (age 55)

Director since 1999, Employee Director

Mr. Douce is President and Chief Executive Officer of the Company and has more than 29 years of financial institution experience in a diverse number of positions, with 20 years of experience in the Wooster area. From October 1996 to February 1999, Mr. Douce served as President-Chief Operating Officer of Signal Bank, N.A. From 1983 to October 1996, Mr. Douce served as Executive Vice President and Chief Financial Officer of First Federal Savings and Loan Association (Signal Bank’s predecessor). During Mr. Douce’s tenure, Signal Bank grew from a $200 million to a $1.8 billion financial services institution. Mr. Douce graduated from Capital University with a B.S. in Business Administration. He has been a resident of the Wooster area for the last 20 years and has been very active in community organizations, including the American Red Cross, Wooster Chamber of Commerce Board, Kiwanis and the United Way.

DANIEL H. PLUMLY (age 50)

Director since 1999, Chairman and Secretary

Since 1981, Mr. Plumly has been a member of Critchfield, Critchfield & Johnston, Ltd., and currently serves as its Managing Member. The law firm has five offices located in central Ohio. Mr. Plumly served on the board of directors of Signal Corporation and Signal Bank, N.A., from 1986 to 1999. Mr. Plumly graduated from Muskingum College in 1975 with a B.A. in History and received his J.D. from Case Western Reserve University in 1978. Mr. Plumly is the Immediate Past President of Meals on Wheels of Stark and Wayne Counties and has been involved in coaching youth football, basketball and lacrosse. He also serves as a member of the Board of Trustees of the United Methodist Church, as a member of the Board of Directors of Main Street, Inc., and is a member of the Wayne County Children Services Advisory Board. Mr. Plumly previously served on the board of Goodwill Industries of Wayne County, Inc., as President and Trustee of the Wooster Lacrosse Club, as President of the Board of Trustees of Wooster Country Club and as Chairman of the Board of Governors of Wooster Country Club. Mr. Plumly is the Chairman of the Board and Secretary of the Company.

PROPOSAL 2

AMENDMENT OF THE COMPANY’S OMNIBUS STOCK OPTION, STOCK OWNERSHIP AND LONG

TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES TO 400,000

The Plan currently provides that the number of common shares under the Plan that can be issued to employees and non-employee directors is 200,000 shares. The Board of Directors recommends that the number of authorized shares be increased to 400,000. The Board believes that the increase is necessary to maintain a sufficient number of shares eligible for issuance under the Plan to employees and non-employee directors in future years. Currently, there are 2,750 authorized but unissued shares available under the Plan. If the shareholders approve the amendment to the Plan, there will be 202,750 shares available for future issuance.

The affirmative vote of at least a majority of the common shares of the Company present, in person or by proxy, at the Annual Meeting is required for the adoption of the proposal to amend the Company’s Plan.

The Board of Directors recommends that you vote FOR this proposal.

EXECUTIVE OFFICERS

Mr. Douce is the President and Chief Executive Officer of the Company. Mr. Pettit is the Company’s Senior Loan Officer and President - Stark County Region of Ohio Legacy Bank, N.A. Their biographical information appears above.

Robert E. Boss, age 47, is the Senior Vice President of Commercial Lending and the President - Holmes County Region of Ohio Legacy Bank, N.A. Mr. Boss has more than 22 years of financial institution experience in a variety of lending positions. From January 1990 to March 2000, Mr. Boss held several positions at the Commercial and Savings Bank of Millersburg, Ohio, the last of which was the position of Senior Vice President and Senior Lending Officer. Mr. Boss previously worked in various loan areas for Bank One of Wooster from 1987 to 1990. Mr. Boss is President of the board of the Holmes County Training Center, past President of the Holmes County Chamber of Commerce, Treasurer of the Holmes County Economic Development Council and a director of the Buckeye Council of the Boy Scouts of America. Mr. Boss is a graduate of Mount Union College with a B.A. in Accounting.

Eric S. Nadeau, CPA, age 33, is the Company’s Chief Financial Officer and Treasurer and Chief Financial Officer and Vice President of Ohio Legacy Bank, N.A. He was employed most recently by Horizon PCS, Inc., a wireless personal communications services carrier and PCS affiliate of Sprint Corp., as Director of Financial Reporting. Before that he worked for Crowe Chizek and Company LLC in Columbus, Ohio, providing audit, tax and profitability consulting services to regional and community banks and thrifts. Mr. Nadeau graduated from the Richard T. Farmer School of Business Administration at Miami University in Oxford, Ohio, with a B.S. in Business Administration, majoring in Accountancy. He is a member of Rotary International and serves on the board of directors of the Wayne County Humane Society, Inc. He is also a member of the Ohio Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and the Institute of Management Accountants.

Michael J. Saporito, age 53, is the Chief Operations Officer of Ohio Legacy Bank, N.A. Mr. Saporito was previously with CSB Bancorp, Inc., in Millersburg, Ohio, where he served as Senior Vice President, Chief Operations Officer and Chief Information Officer since 2001. Prior to that, he held the position of Senior Vice President-Operations of First Citizens Bank located in Cleveland, Tennessee, from 1996 until May 2001 and worked for a number of community and regional banks in Florida. Mr. Saporito is a graduate of Franklin University in Columbus, Ohio, and the Bank Administration Institute’s Graduate School of Bank Operations and Technology at Vanderbilt University’s Owen Graduate School. Mr. Saporito is a member of Rotary International and has been active in several Wayne and Holmes County community programs, including United Way and the Wooster Chamber of Commerce.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Employee directors receive no compensation for their services as directors. The Chairman of the Board of Directors receives $1,000 per month as compensation for his services. Each non-employee director receives $50 per monthly board meeting attended. In addition, subject to compliance with the restrictions and requirements of the FDIC stock benefit plan policy, each non-employee director will receive automatic awards of nonqualified stock options under the Stock Ownership Plan consisting of initial options to purchase 2,500 common shares of the Company awarded on the date of commencement of service as a non-employee director, and, thereafter, annual options to purchase 1,000 common shares of the Company. Initial options vest and become exercisable over a period of five years at the rate of 20% per year, while annual options vest and become exercisable upon their grant dates. For fiscal year 2003, the Company granted annual options to non-employee directors to purchase 11,000 common shares of the Company at an exercise price of $8.50 per share. For fiscal year 2004, the Company granted annual options to non-employee directors to purchase 11,000 common shares of the Company at an exercise price of $12.00 per share. The board granted an additional award of options to purchase 10,000 common shares at an exercise price of $12.00 per share to the Chairman of the Board of Directors.

Compensation of Executive Officers

Summary Compensation Table

The following table sets forth certain information concerning the annual and long-term compensation of the Chief Executive Officer (CEO) of the Company and other executive officers who received an annual salary or bonus during the last completed fiscal year that exceeded $100,000 (together, the Named Executives).

	Fiscal Year	Annual Compensation			Stock Options Granted
		Salary	Bonus
L. Dwight Douce President and Chief Executive Officer	2003 2002 2001	$116,050 106,300 100,000	$	— — —	5,000 10,000 —

Steven G. Pettit Senior Loan Officer and President - Stark County Region	2003 2002 2001	$116,050 106,300 100,000		$4,000 — —	5,000 10,000 —

Option Grants In Last Fiscal Year

The following table sets forth information regarding stock option grants to the Named Executives during the 2003 fiscal year. All options were awarded at exercise prices that were equal to the market price of the Company’s common shares on the date of grant and are subject to vesting at a rate of 33.3% per year from the date of grant. Any unexercised shares lapse on the earliest of 10 years from the grant date or 90 days after termination of employment with the Company.

Named Executive	Number of Securities Underlying Options Granted	% of Total Options Granted To Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10% ($)
L. Dwight Douce	5,000	12.00%	$8.50	02/18/2013	$26,730	$67,735
Steven G. Pettit	5,000	12.00%	$8.50	02/18/2013	$26,730	$67,735

Aggregated Option Exercises and Fiscal Year-End Option Value Table

No stock options were exercised by the Named Executives during 2003 or 2002. The following table sets forth certain information concerning the value of unexercised stock options held as of December 31, 2003, by the Named Executives.

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Named Executive	Exercisable	Unexercisable	Exercisable	Unexercisable
L. Dwight Douce	3,333	11,667	$2,900	$17,650
Steven G. Pettit	3,333	11,667	$2,900	$17,650

Employment and Severance Agreements

The Company and Ohio Legacy Bank, N.A., have entered into employment agreements with Messrs. Douce, Pettit and Boss. Each employment agreement renews annually, automatically, for an additional year unless either party furnishes at least 60 days prior notice to the other of its intent to terminate the agreement. Upon a change in control of the Company or a diminution in the officer’s duties, each will have the right to terminate his employment and receive a severance equal to 2.99 times his current annual compensation. In addition, all stock options previously granted will vest in the event of a termination of employment upon a change in control or a diminution in the officer’s duties.

The Company and Ohio Legacy Bank, N.A., have entered into a change of control agreement with Messrs. Nadeau and Saporito. Upon a change in control of the Company each will have the right to terminate his employment and receive a severance equal to 2.99 times his current annual compensation. In addition, all stock options previously granted will vest in the event of a termination of employment upon a change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

Security Ownership of Management and Directors

Information is set forth below regarding beneficial ownership of common shares of the Company by each director and all directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his common shares. The information set forth below is as of March 1, 2004.

Name	Common Shares Beneficially Owned	Common Shares Underlying Warrants and Options Exercisable Within 60 Days	Total	Percent Of Class
D. William Allen	13,000	15,700	28,700	1.3%
William T. Baker	54,000	13,000	67,000	3.1
Robert F. Belden (1)	85,000	33,700	118,700	5.5
J. Edward Diamond	125,000	34,700	159,700	7.4
L. Dwight Douce	70,050	38,033	108,083	5.0
Scott J. Fitzpatrick	62,500	32,200	94,700	4.4
Randy G. Jones	22,000	6,000	28,000	1.3
Gregory A. Long	34,613	26,700	61,313	2.9
Benjamin M. Mast	23,000	6,600	29,600	1.4
Michael D. Meenan	21,750	26,000	47,750	2.2
Steven G. Pettit	18,200	11,733	29,933	1.4
Daniel H. Plumly	25,000	36,100	61,100	2.8
Thomas W. Schervish	69,504	33,250	102,754	4.8

All Directors and Executive Officers as a Group (16 persons)	643,817	327,050	970,867	39.7%

(1)	Includes 60,000 common shares and warrants to acquire 12,000 common shares held by Belden Brick Company. Mr. Belden disclaims beneficial ownership of those shares and warrants.

Security Ownership of Certain Beneficial Owners

Information is provided below about each person known by the Company to be the beneficial owner of more than 5% of its outstanding common shares at March 1, 2004.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Common Shares Underlying Warrants and Options Exercisable Within 60 Days	Total	Percent of Class
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	194,200	-0-	194,200	9.2%

Tontine Financial Partners, L.P. Tontine Management, L.L.C. Jeffrey L. Gendell 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830	159,100	-0-	159,100	7.5%

J. Edward Diamond P.O. Box 9187 Canton, OH 44711	125,000	34,700	159,700	7.4%

Bay Pond Partners, L.P. 75 State Street Boston, Massachusetts 02109	153,000	-0-	153,000	7.2%

United Community Financial Corp. 275 Federal Plaza West Youngstown, Ohio 44503-1203	136,000	-0-	136,000	6.4%

Millenco, L.P. Millennium Management, LLC Israel A. Englander 666 Fifth Avenue New York, New York 10103	124,161	-0-	124,161	5.9%

Robert F. Belden (1) P.O. Box 20910 Canton, Ohio 44701	85,000	33,700	118,700	5.5%

L. Dwight Douce 305 W. Liberty Street Wooster, Ohio 44691	70,050	38,033	108,083	5.0%

(1)	Includes 60,000 common shares and warrants to acquire 12,000 common shares held by Belden Brick Company. Mr. Belden disclaims beneficial ownership of those shares and warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2003, certain directors and executive officers and their associates were customers of, or had transactions with the Company’s subsidiary, Ohio Legacy Bank, N.A. All outstanding loans that were part of such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and did not involve more risk than a normal risk of collectability or present other unfavorable features. The Company expects that similar transactions will occur in the future.

Loans to individual directors and officers also must comply with Ohio Legacy Bank’s lending policies, regulatory restrictions and statutory lending limits, and directors with personal interest in any loan application are excluded from the consideration of that loan application. As of December 31, 2003, the aggregate balance of all such loans was approximately $3.9 million, or 3.6% of the total net loans then outstanding.

Our Holmes County banking center is leased from an entity that is owned by two of our directors, Messrs. Baker and Jones.

During 2003 the law firm of Critchfield, Critchfield & Johnston, Ltd. provided legal services to the Company. Mr. Plumly is the Chairman and Secretary of the boards of the Company and the Bank and also is the Managing Member of the law firm of Critchfield, Critchfield & Johnston, Ltd. During 2003, we paid $78,794 to the law firm of Critchfield, Critchfield & Johnston, Ltd., and we believe that the cost of legal services they provided is comparable to that available from a non-affiliated law firm.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during 2003 and Forms 5 and amendments thereto furnished to the Company with respect to 2003, no director, officer or beneficial owner of more than ten percent of its outstanding common shares failed to file on a timely basis during 2003 any reports required by Section 16(a) of the Exchange Act.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit and Compliance Committee has the sole authority to select, compensate, oversee, evaluate and, where appropriate, replace the Company’s independent auditor. Additionally, the charter requires the Audit and Compliance Committee to review and approve in advance any audit and non-audit services to be provided by the Company’s independent auditor, other than “prohibited non-auditing services.” The Committee has the sole authority to make these approvals, although such approval has been delegated to the Chairman of the Audit and Compliance Committee. Any actions taken by the Chairman are subsequently presented to the full committee for ratification.

Crowe Chizek and Company LLC (Crowe Chizek) has acted as the principal independent accountant of the Company since October 2000. The Audit and Compliance Committee has appointed Crowe Chizek to continue as the Company’s independent external auditors for fiscal year 2004. Representatives of Crowe Chizek will be at the 2004 Annual Meeting of Shareholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. During 2003 and 2002, the Company paid fees in the aggregate of $81,050 and $103,175, respectively, to Crowe Chizek for various accounting services. Those fees and services are detailed below.

Audit Fees

The following table summarizes the aggregate fees billed for each of the last two fiscal years for professional services rendered by Crowe Chizek for the audit of the Company’s annual financial statements and the review of financial statements included in the Company’s Form 10-QSB:

	2003	2002
Annual financial statement audit	$26,000	$24,525
Quarterly reviews of Form 10-QSB	12,000	11,625
Compliance review of Form 10-KSB	4,500	6,500

Total audit fees	$42,500	$42,650

Audit-Related Fees

The following table summarizes the aggregate fees billed by Crowe Chizek in each of the last two fiscal years for services that were reasonably related to the performance of the audit of the Company’s financial statements that are not reported in the table under “Audit Fees:”

	2003	2002
Audit of eligible collateral schedule	$1,000	$—
Extended audit services	25,000	22,500

Total audit-related fees	$26,000	$22,500

“Audit of eligible collateral schedule” services are required by the Federal Home Loan Bank (FHLB) to determine the existence and compliance of financial assets pledged as collateral for the Bank’s borrowings from the FHLB.

Extended audit services included Crowe Chizek’s assistance in developing an annual risk-based internal audit plan for fiscal 2003. The plan was reviewed with management and approved by the Company’s Audit and Compliance Committee. Crowe Chizek directed, reviewed and supervised the performance of the internal audit plan, but did not perform management functions, make management decisions or give the appearance of acting in a capacity equivalent to a member of the Company’s management. Additionally, Crowe Chizek was not involved in any activities such as authorizing, executing or consummating transactions or otherwise exercising authority on behalf of the Company and Crowe Chizek did not perform ongoing monitoring or control activities, prepare source documents on transactions or have custody of the Company’s or the Bank’s assets.

The Company engaged Crowe Chizek to perform internal audit services during fiscal 2003 before the effective date of new SEC rules that now prohibit a registrant’s external auditor from providing such services. Crowe Chizek completed their internal audit plan in December 2003. To comply with the new independence guidance, the Company’s Audit and Compliance Committee engaged another accounting firm to perform internal audit services in fiscal 2004 while Crowe Chizek will continue as the Company’s independent external auditor to audit the Company’s 2004 financial statements and to review the financial statements included in the Company’s 2004 Forms 10-QSB.

Tax Fees

The Company engaged Crowe Chizek to assist management with the preparation of the Company’s 2003 and 2002 federal income tax returns and the State of Ohio franchise tax returns. Fees related to these tax compliance services were $4,500 and $3,550 during fiscal years 2003 and 2002, respectively.

All Other Fees

The following table summarizes the aggregate fees billed by Crowe Chizek in each of the last two fiscal years for other services that are not reported under the sections above:

	2003	2002
Equity and debt offering services	$3,500	$28,350
Compliance consulting report	3,800	3,600
Other consultative services	750	2,525

Total of all other fees	$8,050	$34,475

“Equity and debt offering services” include compliance reviews of the Company’s registration statements and other filings with the SEC related to the Company’s offering of subordinated debentures and the formation of Ohio Legacy Trust I during 2002, the offering of 1,000,000 Common Shares, Without Par Value, in December 2002 and the over-allotment offering of 150,000 Common Shares, Without Par Value, in January 2003.

“Compliance consulting report” services relate to review procedures designed with the objective to evaluate the Bank’s compliance with certain operations regulations; specifically, the Bank Secrecy Act, Office of Foreign Assets Control and Automated Clearing House transactions. The services included the review of related policies and procedures and observation and inquiry of Bank personnel to determine compliance with such policies and procedures, and the testing of certain detail records.

“Other consultative services” during 2003 related to the review of the Company’s process for the identification and analysis of branch site acquisition and development. Crowe Chizek did not assist the Company with the identification of any specific sites the Company may have considered during 2003. During 2002, these services related to guidance in interpreting various accounting and regulatory pronouncements.

The Audit and Compliance Committee has considered whether the provision of these other services is compatible with maintaining Crowe Chizek’s independence and has concluded that Crowe Chizek’s independence was not impaired. The pre-approval requirement for audit-related, tax or other fees was not waived for any of those services during 2003 or 2002. During 2003 and 2002, no work related to the audit of the Company’s financial statements was performed by persons other than Crowe Chizek employees.

INFORMATION REGARDING BOARD STRUCTURE AND

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During 2003, the Board of Directors of the Company met 12 times. Additionally, the full Board of Directors of the Company met 12 times during 2003 without members of management and employee directors present. During 2003, each director attended at least 75% of the total number of meetings of the Board of Directors of the Company and the board committees on which he served.

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Shareholders, directors are encouraged to attend and historically have done so. At the 2003 and 2002 Annual Meetings, 100% of the Company’s directors were in attendance.

Corporate Governance Program

The Company’s Board of Directors has set in place a course of action designed to develop and implement sound corporate governance principles. In light of new statutory mandates, developing regulations and an enhanced focus on the processes utilized by corporations in the conduct of their business, the Company’s Board of Directors has elected to initiate a corporate governance program. The highlights of the program are as follows:

•	the positions of CEO and Chairman are held by different people. The separation of these offices will provide focused leadership at the board level, which is independent of management;

•	charters have been adopted for the Corporate Governance and Nominating Committee, the Audit and Compliance Committee, Compensation Committee and the Executive Committee. These charters incorporate new rules and regulations of the SEC and the listing standards of the National Association of Securities Dealers (NASD), as well as provide specific and concrete guidance to these committees;

•	the board has adopted and implemented a Code of Ethics for Senior Financial Officers, a Director Code of Conduct and a Code of Business Conduct and Ethics for all employees of the Company and its subsidiary;

•	the Board of Directors established a Corporate Governance and Nominating Committee that is responsible for implementing the corporate governance program and any additional requirements mandated by law or deemed necessary or appropriate by the Board of Directors; and

•	the Audit and Compliance Committee has developed a process for the receipt, retention and investigation of anonymous submissions by employees or external parties of concerns regarding questionable accounting or auditing matters.

Charters for the Audit and Compliance Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Executive Committee, as well as codes of conduct and ethics, are available, free of charge, on the Company’s website, http://www.ohiolegacycorp.com. The development and implementation of this corporate governance program is intended to be proactive in nature, comprehensive in scope and forceful in application. Our goal is to establish a governance process that fosters, promotes and mandates that appropriate actions are taken and appropriate behavior is maintained, at both the corporate and employee level, to ensure the ongoing success of the Company.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised of three directors whom the board has determined are independent under rules of the NASD. Messrs. Meenan, Mast and Schervish are members, with Mr. Meenan serving as the committee Chairperson. The members of this committee are appointed by the Board of Directors and each may be removed, with or without cause, by a majority vote of the Board of Directors. The Corporate Governance and Nominating Committee met one time during 2003.

A summary of the duties of the Corporate Governance and Nominating Committee are as follows:

a)	make recommendations regarding the size and composition of the Board, determine the appropriate committee structure of the Board and recommend Board committee assignments and any changes to such assignments;

b)	establish criteria for the selection of new directors to serve on the Board of Directors and identify individuals qualified to become board members;

c)	make recommendations to the Board regarding the director nominees for the next Annual Meeting of Shareholders or the filling of any vacancies on the Board;

d)	oversee the evaluation of the Board and the Board’s effectiveness in fulfilling its role, including a review and evaluation, at least annually, of the performance of the Nominating and Corporate Governance Committee, and make periodic recommendations for improving the Board’s effectiveness, at least annually;

e)	act as a forum to hear special concerns relating to substantive and material issues that might arise which require the attention of non-employee directors; and

f)	develop and recommend to the Board a set of corporate governance principles applicable to the Company.

Director qualifications and nominations

Although the committee has not adopted specific minimum criteria for director nominees other than the foregoing factors, the committee may consider other factors they may deem are in the best interests of the Company and its shareholders. The committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In evaluating director nominees, the committee considers the following factors:

•	the appropriate size of the Company’s Board of Directors;

•	specific needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the board;

•	experience with accounting rules and practices and the financial services industry; and

•	the desire to balance the benefit of continuity with the fresh perspective provided by new members.

The committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in services are considered for re-nomination. If any member of the board does not wish to continue in service, or if the committee decides not to nominate a member for re-election, the committee first considers the appropriateness of the size of the board. If the committee determines the board seat should remain and a vacancy exists, the committee identifies the desired skills and experience of a new nominee in light of the factors described above. The committee may poll existing board members for candidates or engage a third party to identify, evaluate or assist in the selection of a candidate to fill the vacancy for the unexpired term.

Nominations of candidates for election as directors of the Company may be made at a meeting of shareholders by or at the direction of the directors, by any nominating committee or person appointed by the directors, or by any shareholder of the Company entitled to vote for the election of directors who complies with the notice procedures set forth in the Company’s Code of Regulations. Nominations by shareholders are to be made pursuant to timely notice in writing to the Secretary of the Company, as described more fully under “Shareholder proposals” below.

Such shareholder nominations must set forth:

(a)	as to each person who is not an incumbent director whom the shareholder proposes to nominate for election as a director:

(i)	the name, age, business address and residence address of such person;

(ii)	the principal occupation or employment of such person;

(iii)	the class and number of shares of the Company which are beneficially owned by such person; and

(iv)	any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 (or any comparable successor rule or regulation under such Act),

and

(b)	as to the shareholder giving the notice:

(i)	the name and record address of such shareholder; and

(ii)	the class and number of shares of the Company that are beneficially owned by the shareholder. Such notice shall be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected.

According to Section 10 of the Company’s Code of Regulations, except as otherwise provided by Ohio law, any director(s) may be removed from office, with or without assigning any cause, by the affirmative vote of at least eighty percent (80%) of the outstanding voting stock present in person or represented by proxy, entitled to vote in respect thereof, at an annual meeting or at any special meeting duly called.

Shareholder communications and proposals

Historically, the Company has not had a formal policy concerning shareholder communications or recommendations for nomination to the Board of Directors. To date, the Company has not received any recommendations from shareholders requesting items for inclusion in the Company’s annual proxy statement or to consider a candidate for inclusion among the Company’s slate of nominees for directorship. However, the absence of such a formal policy does not mean that a recommendation would not have been considered had one been received. The committee will fully consider this matter during the upcoming year with a view to adopting and publishing a policy on shareholder communications and recommendations for director nominees prior to the 2005 Annual Meeting of Shareholders that is consistent with the Company’s Code of Regulations.

The Company’s Code of Regulations provides guidance for shareholders as to the information required to be submitted to the Company and the manner of communications with the Board of Directors, as well as defining timely submissions by shareholders. The information required by the Code of Regulations related to shareholder nominees to the Board of Directors is provided above under “Director qualifications and nominations.” Timely submissions and the manner of their delivery are described under “Shareholder Proposals for the 2005 Annual Meeting” below.

Report of the Audit and Compliance Committee

The Company’s Board of Directors has created a separately-designated standing Audit and Compliance Committee comprised of four independent directors, as defined by Rule 10A-3 of the Exchange Act, Section 301(3)(B) of the Sarbanes Oxley Act of 2002, and applicable NASD rules. The Board of Directors has granted specific authority and responsibilities to the Audit and Compliance Committee through the Audit and Compliance Committee Charter. This charter was filed with the SEC as an exhibit to the Company’s Form 10-QSB dated March 31, 2003, and is available on the Company’s website. The Audit and Compliance Committee was formed with the purpose of, among other duties described in the charter, overseeing the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. Messrs. Long, Fitzpatrick, Mast and Meenan are members of the Audit and Compliance Committee. The Audit and Compliance Committee met five times during 2003.

The Audit and Compliance Committee has designated Mr. Long to serve as the committee’s chairperson and the Company’s Audit Committee Financial Expert. The committee determined Mr. Long has an understanding of generally accepted accounting principles and financial statements and the ability to assess the general application of those principles in connection with the accounting for estimates, accruals and reserves. Mr. Long has an understanding of internal control over financial reporting and the functions of an audit committee. He acquired these attributes through his education and experience in preparing, auditing and analyzing financial statements.

The Audit and Compliance Committee has developed procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and a process for receiving and investigating confidential, anonymous submission by employees of the Company or its subsidiary of concerns regarding questionable accounting or auditing matters. Any such submissions may be made to the Chairperson of the Audit and Compliance Committee at the following address and phone number:

Mr. Gregory A. Long

Long, Cook & Samsa, Inc., CPAs

505 North Market Street

Wooster, Ohio 44691

330-262-7111

The Audit and Compliance Committee has reviewed and discussed with the Company’s management the audited financial statements of the Company for the fiscal year ended December 31, 2003. The committee has also discussed with Crowe Chizek all matters required by Statements on Auditing Standards No. 61, Communications with Audit Committees. The committee has also received the written disclosures and the letter from Crowe Chizek required by Independence Standards Board Standard No. 1, and has discussed with Crowe Chizek its independence.

Based on the review and discussions noted above, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, for filing with the SEC.

Submitted by the Audit and Compliance Committee

Gregory A. Long, Chairperson

Scott J. Fitzpatrick

Benjamin M. Mast

Michael D. Meenan

Report of the Compensation Committee

The Compensation Committee of the Board of Directors is comprised of four directors, each of whom has been determined by the Board of Directors to be independent under NASD rules and satisfies the requirements of an outside director for purposes of Section 162(m) of the Internal Revenue Code. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors. Messrs. Belden, Mast, Meenan and Schervish currently serve on the committee. The committee met 4 times during 2003.

Under the committee’s charter, the committee’s primary duties include:

•	approving corporate goals and objectives relevant to the compensation of the CEO and reviewing and approving the goals and objectives of executive officers as proposed by the CEO;

•	reviewing and evaluating the performance of the CEO, executive officers and key employees of the Company in light of the goals and objectives of the Company and approving their annual compensation packages, including base salaries and bonuses, stock options and other stock-based incentives, variable pay amounts and variable pay metrics, based on these evaluations;

•	reviewing and approving executive incentive compensation plans and equity-based plans in which executive officers and members of the Board of Directors are eligible to participate; and

•	supervising the administration of the Company’s incentive compensation and stock programs, and providing oversight with respect to the financial aspects of the Company’s benefit plans, including funding policies and investment performance.

The general philosophy of the Compensation Committee is to provide executive compensation programs designed to enhance shareholder value, including annual compensation, which consists of salary and bonus awards, and long-term incentive compensation, consisting of stock options. The committee designs compensation and incentive plans to align the financial interests of the Company’s executive officers to the interests of its shareholders and to attract and retain talented leadership. In making decisions affecting executive compensation, the committee reviews the nature and scope of the executive officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. The committee also considers the compensation practices of other companies of similar size and complexity to determine an appropriate level of executive compensation.

On January 1, 2004, the committee implemented an Incentive Bonus Plan (Bonus Plan) for executive officers that develops an incentive bonus pool, as defined by the Bonus Plan, which may be allocated to each Bonus Plan participant based upon specific financial and personal performance goals. The Bonus Plan seeks to first challenge executive officers to exceed financial performance goals in order to develop the incentive bonus pool, from which bonuses may be paid. Allocations are then made to participants based on their ability to meet other specific criteria. Messrs. Douce, Nadeau, Saporito, Pettit and Boss are eligible to earn incentive compensation equal to 50%, 25%, 25%, 40% and 30%, respectively, of their base salary. If the incentive bonus pool does not have enough funds to meet the sum of those bonuses, allocations are made on a pro rata share basis. If the incentive bonus pool exceeds the sum of the bonuses prescribed, the committee may, at its sole and complete discretion, further allocate the pool among participants in a manner of its own choosing, or it may withdraw those funds from the pool and not allocate it further.

The Compensation Committee grants options to purchase shares of the Company’s common shares to executive officers under the Stock Ownership Plan. During 2003, the committee granted options to the executives of the Company to purchase an aggregate of 24,000 shares of stock at an exercise price of $8.50 per share. In February 2004, the committee granted an aggregate of 21,000 shares to the Company’s executive officers at an exercise price of $12.00 per share. These options were granted at an exercise price that was equal to the fair value of the Company’s shares on the date of grant, vest annually over a three-year period in equal percentages, and expire ten years from the date of grant.

The Company’s CEO received an annual base salary of $116,050 during 2003, which represents an increase of 9.2% over his base salary during 2002. This increase reflects the improved profitability and growth of the Company during 2003. The CEO is eligible to participate in the Company’s 401(k) Plan, Stock Ownership Plan and Bonus Plan. The Summary Compensation Table under Compensation of Directors and Executive Officers above details other information regarding compensation and benefits paid to the CEO.

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as emended, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for the CEO and other executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the corporation. Based on these requirements, the committee has determined that Section 162(m) will not prevent the Company from receiving a tax deduction for any of the compensation paid to executive officers during 2003.

Submitted by the Compensation Committee

Robert F. Belden, Chairperson

Benjamin M. Mast

Michael D. Meenan

Thomas W. Schervish

Other Committees of the Board of Directors

The Loan Committee is comprised of eight directors. The directors currently serving on this committee include Messrs. Pettit, the Chairman of the Committee, Baker, Douce, Diamond, Fitzpatrick, Jones, Plumly and Schervish. The primary responsibilities of the Loan Committee are to review and approve loans over particular limits and review and approve changes to Ohio Legacy Bank’s lending policies and procedures. The Loan Committee met 17 times during 2003.

The Executive Committee is comprised of five directors. The directors currently serving on this committee include Messrs. Plumly, Diamond, Baker, Belden and Douce. The Executive Committee meets on an as needed basis, and its primary responsibility is to exercise the authority of the Board of Directors in between board meetings, to the extent permitted by law. During 2003, the Executive Committee met 2 times.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company’s common shares from December 24, 2002 (the date the Company’s common shares became publicly traded), until December 31, 2003, with the cumulative total return of the NASDAQ Composite Index and the NASDAQ Bank Index. The graph assumes the investment of $100 in the Company’s common shares, the NASDAQ Composite Index and the NASDAQ Bank Index.

	12/24/2002	12/31/2002	12/31/2003
Ohio Legacy Corp (OLCB)	100	101	128
NASDAQ Composite Index	100	97	146
NASDAQ Bank Index	100	99	129

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

To be considered timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

For example, the 2005 Annual Meeting of Shareholders of Ohio Legacy Corp is scheduled to be held on April 28, 2005. Any shareholder who intends to present a proposal at that meeting, and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver the proposal to the Company not later than November 29, 2004, or 150 days prior to the date of the 2005 Annual Meeting. Any shareholder who intends to present a proposal at the 2005 Annual Meeting other than for inclusion in the Company’s proxy statement and form of proxy must deliver the proposal to the Company no later than February 27, 2005 (60 days prior to the meeting), and no earlier than January 28, 2005 (90 days prior to the meeting), to be considered a timely submission. The Company reserves the right to exercise discretionary voting authority with respect to any untimely shareholder proposals.

All written submissions of candidates for nomination to the Board of Directors of the Company and other proposals for inclusion in the proxy statement or annual meeting should be made to the Secretary of the Company as follows:

Mr. Daniel H. Plumly

Critchfield, Critchfield & Johnston, Ltd.

225 N. Market Street

Wooster, Ohio 44691

The Secretary shall document the receipt of the notice and forward the notice to the Chairperson of the Corporate Governance and Nominating Committee for review and consideration by the entire committee.

OTHER MATTERS

The Board of Directors is unaware of any matters other than those outlined in this Proxy Statement that may be presented at the Annual Meeting for action on the part of the shareholders. In case any other matters should properly come before the Annual Meeting, or any adjournment thereof, it is the intention of the person named in the enclosed proxy to vote in accordance with his best judgment.

By Order of the Board of Directors

Daniel H. Plumly
Secretary and Chairman

March 10, 2004

[LOGO]

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Please complete, date, sign and mail the

detached proxy card in the enclosed postage-prepaid envelope.

DETACH PROXY CARD HERE

OHIO LEGACY CORP THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

If no instruction is indicated, authority is granted to cast the vote of the undersigned for the proposal to Amend the Company’s Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan to increase the number of authorized shares eligible for issuance to 400,000 shares.

IMPORTANT

Print your name(s) here Signature Signature, if jointly held Date . 2004

THE PROMPT RETURN OF PROXIES

WILL SAVE THE COMPANY THE

EXPENSE OF FURTHER REQUESTS FOR

PROXIES TO ENSURE A QUORUM AT

THE MEETING. A SELF-ADDRESSED,

POSTAGE-PREPAID ENVELOPE IS

ENCLOSED FOR YOUR CONVENIENCE.

NOTE: The signature(s) on this Proxy should correspond with the name(s) in which your shares are registered. When shares are registered jointly in the names of two or more persons, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the Chairman of its Board of Directors, its President, Vice President, Secretary or Treasurer.

OHIO LEGACY CORP

PROXY

ANNUAL MEETING OF SHAREHOLDERS

April 22, 2004

This proxy is solicited on behalf of the Board of Directors of Ohio Legacy Corp

The undersigned hereby appoints L. Dwight Douce and Eric S. Nadeau, each of them, proxies, with full power of substitution to vote all common shares of Ohio Legacy Corp, which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Ohio Legacy Corp, to be held April 22, 2004, as specified below:

1.	Election of Directors:
	Class III:	D. William Allen Scott J. Fitzpatrick Randy G. Jones	Michael D. Meenan Steven G. Pettit

☐	FOR all Nominees	☐	WITHHOLD AUTHORITY to vote for all Nominees
(Instructions: If you wish to withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)

2.	Proposal to consider and approve an amendment to the Company’s Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan (“Plan”) to
increase the number of authorized shares under the Plan eligible for issuance to employees and non-employee directors of the Company to 400,000 shares.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Important: Please sign and date this proxy on the reverse side.

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.